Exhibit 4.1

AMENDMENT NO. 1

TO THE

INDENTURE

Amendment No. 1, dated as of August 23, 2006 (the “Amendment”), to the Indenture (the “Agreement”) dated as of May 10, 2005, by and between Carmel Mountain Funding Trust (the “Issuer”) and Deutsche Bank Trust Company Americas (the “Indenture Trustee”). Capitalized terms used and not defined herein shall have the meaning set forth in the Amended and Restated Security Agreement, dated as of August 23, 2006, by and between the Issuer and Deutsche Bank Trust Company Americas, as the collateral agent, and Schedule I thereto.

WHEREAS the parties hereto have entered into the Agreement;

WHEREAS the parties hereto now wish to amend certain provisions in the Agreement pursuant to Section 12.1 of the Agreement; and

WHEREAS the Issuer shall not consent to this Amendment to the Agreement unless (a) it shall have first received Rating Agency Confirmation with respect to this Amendment and (b) any applicable requirements and conditions set forth in the Agreement with respect to the adoption of amendments thereto have been complied with.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 12.1 of the Agreement and restate certain provisions thereof as follows:

1. Amendments. Upon the execution of this Amendment by each party hereto and effective as of the date of this Amendment:

A. The second paragraph of Section 9.1 of the Agreement will be replaced in its entirety with the following paragraph:

Notwithstanding anything in this Indenture to the contrary, in the event an Event of Default described in paragraph (e) or (m) through (r) of Schedule I occurs and is continuing, the Indenture Trustee shall, by written notice to the Issuer, the Term Noteholders, the Subordinated Noteholders, the Collateral Agent and the Depositary (with a copy to each Secured Liquidity Note Dealer), (i) instruct the Issuer to cease purchasing Mortgage Loans and the Issuer and the Depositary to cease issuing Second Liquidity Notes, (ii) notify the Servicer and the Seller that an Event of Default has occurred, and (iii) instruct the Collateral Agent and Servicer to use their best efforts to sell non-Delinquent Loans and non-Defaulted Loans within 90 days of the date on which such Event of Default occurs (or, in the case of the failure of the Servicer, in its capacity as a party to a Back-to-Back Swap Agreement, to perform its obligations to pay or post under such Back-to-Back Swap Agreement (after giving effect to any grace periods therein) such shorter period not less than 60 days as requested in writing by the related Swap Counterparty (such period measured from the date such request is received by the

Servicer) or such shorter period not less than 30 days as requested in writing by all the Swap Counterparties (such period measured from the date such request is received by the Servicer)) (such 30 day, 60 day or 90 day period, as applicable, the “Sale Period”); it being understood that, in the case of the 30 day or 60 day period, the Servicer’s obligation will be to enter into a purchase and sale agreement for the sale of such Mortgage Loans; provided, that if the Servicer, in its capacity as a party to the Back-to-Back Swap Agreement, shall cure the failure to pay or post under such Back-to-Back Swap Agreement within such 30 day or 60 day period, the obligation of the Servicer and the Collateral Agent to sell the Mortgage Loans within such 30 day or 60 day period will cease and be of no further effect. In the event that all non-Delinquent Loans and non-Defaulted Loans have not been so sold within the Sale Period, the Indenture Trustee shall instruct the Collateral Agent to hold a Termination Event Auction of the remaining non-Delinquent Loans and non-Defaulted Loans for settlement not later than the Sale Deadline Date. The Servicer shall notify potential bidders of the Termination Event Auction, including the Rated Bidder. During the Termination Event Auction, the Servicer shall promptly notify each Swap Counterparty of the highest bid price obtained in the Termination Event Auction for each such non-Delinquent Loan and non-Defaulted Loan and each Swap Counterparty shall have the right pursuant to Section 4.2(e) of the Mortgage Loan Purchase and Servicing Agreement to exercise its Purchase Option to purchase such non-Delinquent Loans or non-Defaulted Loans. The Servicer shall be permitted pursuant to Section 4.2(e) of the Mortgage Loan Purchase and Servicing Agreement to sell such Mortgage Loans to any of the Swap Counterparties.

3. Conditions to Effectiveness. As conditions to the effectiveness of this Amendment, an Officer’s Certificate satisfying the requirements of Section 12.1 of the Agreement and Rating Agency Confirmation have been received by the parties hereto.

4. Effect of Amendment. This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Payment Date on the date on which the Indenture Trustee receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Issuer and the Indenture Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

5. The Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

6. Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such party shall have been received.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

8. No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents. Nothing in this paragraph 5 shall release U.S. Bank Trust National Association from its obligations under the Trust Agreement.

IN WITNESS WHEREOF, the Issuer, and the Indenture Trustee have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

CARMEL MOUNTAIN FUNDING TRUST, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

By:	/s/ Lisa Karlsen
Name:	Lisa Karlsen
Title:	Vice President

[Signature Page to Amendment No. 1 to the Indenture]

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